Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated December 12, 2005, with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Argon ST, Inc. and subsidiaries included in Argon ST, Inc.’s Annual Report (Form 10-K) for the year ended September 30, 2005, which are incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference in this Registration Statement of the aforementioned report.
/s/ Grant Thornton LLP
Vienna, Virginia
March 2, 2006